EXHIBIT 10.2

MONITORED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated May 3. 2010 (the “MLA”), is entered into as of October 14, 2010 between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”), and amends and restates the Supplement dated August 12, 2010 and numbered RIB051S01L.

SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement. CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, $40,000,000.00 (the Commitment”); provided, however that the amount available under the Commitment shall not exceed the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A) on the date for which Borrowing Base Reports are required pursuant to Section 6 below. Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

SECTION 2.   Purpose. The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report.

SECTION 3.   Term. The term of the Commitment shall be from the date hereof, up to and including July 1. 2011, or such later date as Col3ank may, in its sole discretion, authorize in writing.

SECTION 4.   Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A)    One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 3.85% above the rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits. as published by Bloomberg or another major information vendor listed on BBA’s official website on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which CoBank is open for business and banks are open for business in New York, New York; (2) “Euroeurrency Liabilities” shall have the meaning as set forth in “FRU Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B)     Quoted Rate. At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to CoBank in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 30 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof: and (3) the maximum number of fixes in place at any one time shall be ten.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as CoBank shall require in a written notice to the Company.

SECTION 5.   Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6.   Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 30 days after each month end calculating the Borrowing Base as of the last day of the month. for which the report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished, If on the date for which a Borrowing Base Report is required the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7.   Letters of Credit. If agreeable to CoBank in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will he issued within a reasonable period of time after Cobank’s receipt of a duly completed and executed copy of CoBank’s then current form of Application and Reimbursement Agreement or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. Each letter of credit must be in form and content acceptable to CoBank and must expire no later than the maturity date of the Commitment. Notwithstanding the forgoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

SECTION 8.   Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA. shall be secured as provided in the Security Section of the MLA, including without limitation as a future advance under any existing mortgage or deed of trust.

SECTION 9.   Collateral Inspections. In consideration of the loans made hereunder, the Company will permit CoBank or its representatives, agents or independent contractors, during normal business hours or at such other times as CoBank and the Company may agree to: (A) inspect or examine the Company’s properties. books and records; (B) make copies of the Company’s books and records; and (C) discuss the Company’s affairs, finances and accounts with its officers, employees and independent certified public accountants. Without limiting the foregoing, the Company will permit CoBank, through an employee of CoBank or through an independent third party contracted by CoBank, to conduct on an annual basis a review of the collateral covered by the Security Agreement. The Company further agrees to pay to CoBank a collateral inspection fee designated by CoBank and reimburse CoBank all reasonable costs and expenses incurred by CoBank in connection with such collateral inspection reviews performed by CoBank employees or its agents.

SECTION 10.  Amendment Fee. In consideration of the amendment, the Company agrees to pay to CoBank on the execution hereof a fee in the amount of $14.00th00.

SECTION 11.  Commitment Fee. In consideration of the Commitment, the Company agrees to pay to CoBank a commitment fee on the average daily unused portion of the Commitment at the rate of 0.25% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment. For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By:	/s/ Irene Matlin	By:	/s/ Rodney Christianson

Title:	Assistant Corporate Secretary	Title:	CEO

SEASONAL BORROWING BASE REPORT
CoBank, ACB
EXHIBIT A

Name of Borrower	City, State:	Date of Period
South Dakota Soybean Processors, LLC (18462590)	Volga, South Dakota

PART A—ELIGIBLE RECEIVABLES

For purposes hereof, ELIGIBLE RECEIVABLES shall mean rights to payment for goods sold and delivered or for services rendered which: (a) are not subject to any dispute, set-off, or counterclaim; (b) are not owing by an account debtor that is subject to a bankruptcy, reorganization, receivership or like proceeding; (c) are not subject to a lien in favor of any third party other than liens authorized by CoBank in writing which are subordinate to CoBank’s lien; (d) are not owing by an account debtor that is owned or controlled by the borrower; (e) are not accounts due more than 30 days from invoice date; (f) are not accounts with balances past due more than 30 days; (g) are not deemed ineligible by CoBank.  For purposes thereof, CONTRACT RECEIVABLES shall mean all Accrued Gains & Losses on Open Purchase and Sale Contracts for grain which (a) are not in dispute, (b) are legally enforceable, and (c) are not subject to a lien except in favor of CoBank.

			ADVANCE		ALLOWABLE
ELIGIBLE RECEIVABLES	AMOUNT		RATE		ADVANCE

Trade Receivables 0-30 Days	$-	x	85%	=	$-
Trade Receivables 31-60 Days	$-	x	50%	=	$-
Trade Receivables 61 Days and Over	$-	x	0%	=	$-
Other Receivables	$-	x	0%	=	$-
Net Liquidated Value of Brokerage Accounts	$-	x	90%	=	$-

Net Contract Receivables for Old Crop Beans*	$-	x	80%	=	$-
Net Contract Receivables for New Crop Beans*	$-	x	70%	=	$-
Subtotal-Net Contract Receivables for Beans	$-				$-
*Old Crop ends September 30. Net Contract
Receivables are Accrued Gains & Loss on
Open Purchase & Sale Contracts

TOTAL PART A	$-				$-

PART B-ELIGIBLE INVENTORY

For purposes hereof, ELIGIBLE INVENTROY shall mean inventory which (a) is of a type shown below; (b) is owned by the borrower and not held by the borrower on consignment or similar basis; (c) is not subject to a lien except in favor of CoBank

				ADVANCE		ALLOWABLE
Types of Eligible Inventory	AMOUNT	Deduction		RATE		ADVANCE
Soybeans*	$-		x	85%	=	$-
Less: Grain Payables		$-	x	85%	=	$-

Soybean Meal**	$-		x	85%	=	$-
Soybean Oil**	$-		x	85%	=	$-
Soybean Hulls**	$-		x	75%	=	$-
Other Inventory	$-		x	0%	=	$-
TOTAL PART B	$-					$-

*Valued at Bid Price FOB Volga, SD
**Valued at market FOB Volga, SD

PART C – OBLIGATIONS
Less:	OBLIGATIONS
Book Overdraft (Bank overdraft net of cash available.)	$-
Demand Patron Notes/Deposits	$-
Accts Payable Owed to Suppliers with PMSI Filings	$-
Outstanding Balance of CoBank Loan(s), (as of date of this report): (#RIB051S01)	$-
CoBank Letters of Credit issued (excluding North Western Services Corporation Letter of Credit)	$-
TOTAL PART C (NET OBLIGATIONS SUMMARY)	$-

*EXCESS/OVERADVANCE (AS OF END OF PERIOD): Total A + B - C